EXHIBIT 99.1

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

TABLE OF CONTENTS

Page No.

Independent Auditors’ Report	1

Combined Balance Sheets	2

Combined Statements of Operations	3

Combined Statements of Changes in Members’ Equity Deficit	4

Combined Statements of Cash Flows	5

Notes to Combined Financial Statements	6 – 19

INDEPENDENT AUDITORS’ REPORT

To the Members

Lightstone Member LLC, PRC Member LLC,

Lightstone Member II LLC and Lightstone Member III LLC

Lakewood, NJ 08701

We have audited the accompanying combined balance sheets of Lightstone Member LLC, PRC Member LLC, Lightstone Member II LLC and Lightstone Member III LLC (the “Companies”) as of December 31, 2006 and 2005, and the related combined statements of operations, changes in members’ equity deficit and cash flows for the years then ended. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2006 and 2005 and the combined results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Schonbraun McCann Group, LLP

Roseland, New Jersey

March 29, 2007

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005
(Dollar amounts in thousands)

ASSETS

	2006	2005
Investments in Real Estate, at cost, net of
accumulated depreciation of $18,698 (2006) and	$304,358	$302,087
$8,765 (2005)

Other Assets
Cash and cash equivalents	2,695	3,488
Escrow deposits	13,863	15,245
Rents and other receivables, net of allowance
of $1,043 (2006) and $450 (2005)	7,255	5,466
In place lease value, net of accumulated amortization
of $9,320 (2006) and $5,137 (2005)	9,256	13,438
Acquired lease rights, net of accumulated amortization
of $3,816 (2006) and $1,847 (2005)	6,891	8,861
Deferred financing costs, net of accumulated amortization
of $1,120 (2006) and $1,884 (2005)	1,766	2,202
Prepaid expenses	981	895

	$347,065	$351,682

LIABILITIES AND MEMBERS’ EQUITY DEFICIT

Liabilities
Mortgage and other notes payable	$308,092	$303,350
Notes payable - related party	31,670	28,200
Interest payable	1,288	1,497
Deferred revenue	1,465	1,629
Accounts payable, accrued expenses and other liabilities	6,817	5,185
Acquired lease obligation, net of accumulated amortization
of $6,105 (2006) and $3,127 (2005)	5,534	8,512
Due to affiliates	9,506	4,315

	364,372	352,688
Commitment and Contingencies

Members’ Deficit	(17,307)	(1,006)

	$347,065	$351,682

The accompanying notes are an integral part of these combined financial statements.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006 and 2005
(Dollar amounts in thousands)

	2006	2005

Revenues
Rental	$40,959	$32,478
Tenant reimbursements	16,587	13,515
Interest and other income	1,039	360

	58,585	46,353

Expenses
Rental property operating and maintenance expenses	23,311	17,035
Real estate taxes	4,974	3,959
Interest, including amortization
of $329 in 2006 and $1,429 in 2005 and prepayment penalty
of $1,050 in 2006	25,112	18,825
Depreciation and amortization	16,102	12,229
General and administrative	3,017	2,713

	72,516	54,761

Net Loss	$(13,931)	$(8,408)

The accompanying notes are an integral part of these combined financial statements.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY DEFICIT
YEARS ENDED DECEMBER 31, 2006 AND 2005
(Dollar amounts in thousands)

	Presidential Realty Corp.	David Lichtenstein	Cedar Asset Management, LLC	Harold Rubin	Total
Balance at January 1, 2005	$1,174	$2,578	$2	$—	$3,754

Contributions	—	4,579	—	150	4,729

Distributions	(334)	(723)	(7)	(17)	(1,081)

Net loss	(2,438)	(5,901)	(50)	(19)	(8,408)

Balance at December 31, 2005	(1,598)	533	(55)	114	(1,006)

Distributions	(652)	(1,705)	(2)	(12)	(2,370)

Net loss	(4,040)	(9,782)	(79)	(30)	(13,931)

Balance at December 31, 2006	$(6,290)	$(10,954)	$(136)	$72	$(17,307)

The accompanying notes are an integral part of these combined financial statements.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 and 2005
Increase (decrease) in cash and cash equivalents
(Dollar amounts in thousands)

	2006	2005
Cash Flows From Operating Activities:
Net loss	$(13,931)	$(8,408)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	16,432	13,658
Net change in revenue related to acquired lease
rights/obligations and deferred rent receivable	(1,007)	(1,568)
Bad debt allowance	725	450
Rents and other receivables	(2,393)	(4,375)
Prepaid expenses	(86)	(244)
Accounts payable, accrued expenses and other liabilities	1,632	3,686
Interest expense payable	(209)	1,474
Due to affiliates, net	5,191	2,379
Deferred revenue	(164)	865

Net cash provided by operating activities	6,190	7,917

Cash Flows Used In Investing Activities:
Real estate acquisition	—	(167,006)
Escrow deposits, net	1,382	(6,517)
Additions to properties	(12,203)	(4,389)

Net cash used in investing activities	(10,821)	(177,912)

Cash Flows From Financing Activities:
Proceeds from mortgage notes payable	110,500	158,850
Repayment of mortgage note payable	(105,758)	—
Proceeds from notes payable - related party	3,470	9,500
Deferred financing costs	(2,004)	(178)
Capital contributions	—	4,729
Capital distributions	(2,370)	(1,081)

Net cash provided by financing activities	3,838	171,820

Net change in cash and cash equivalents	(793)	1,825

Cash and cash equivalents, beginning of year	3,488	1,663

Cash and cash equivalents, end of year	$2,695	$3,488

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year ended for:
Interest	$23,942	$15,810

Prepayment penalty	$1,050	$—

The accompanying notes are an integral part of these combined financial statements.

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

1.	ORGANIZATION AND DESCRPTION OF BUSINESS

a.	Formation

Lightstone Member LLC (“Lightstone”) and PRC Member LLC (“PRC”) were both organized under the laws of the Commonwealth of Delaware on September 10, 2004. Lightstone Member II LLC (“Lightstone II”) and Lightstone Member III LLC (“Lightstone III”) were formed under the laws of Commonwealth of Delaware on December 1, 2004 and June 30, 2005, respectively. They are collectively the “Entities” or the “Companies”. The purpose of the Companies is to acquire, own, develop and manage retail malls. The Companies own the following retail malls as of December 31, 2006:

Property Name	Location	Approximate Square Feet	Ownership	Occupancy at Dec. 31, 2006
Martinsburg Mall	Martinsburg, WV	552,000	Fee	94%
Mt. Berry Square Mall	Rome, GA	478,000	Fee	87%
Bradley Square Mall	Cleveland, TN	385,000	Fee	87%
W. Manchester Mall	York, PA	733,000	Fee	80%
Shenango Valley Mall	Hermitage, PA	508,000	Leasehold	90%
Shawnee Mall	Shawnee, OK	444,000	Fee	63%
Brazos Outlet Center	Lake Jackson, TX	698,000	Fee	78%
Burlington Mall	Burlington, NC	412,000	Fee	79%
Macon Mall	Macon, GA	1,446,000	Fee/Leasehold	84%

		5,656,000

As of December 31, 2006, members of the Companies and their respective percentage interests are as follow:

Lightstone and PRC	Ownership Interests
Presidential Realty Corp.	29%
David Lichtenstein (Managing Member)	70%
Cedar Asset Management, LLC	1%

Lightstone II	Ownership Interests
Presidential Realty Corp.	29%
David Lichtenstein (Managing Member)	70%
Harold Rubin	1%

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

1.	ORGANIZATION AND DESCRPTION OF BUSINESS (Continued)

a.	Formation (continued)

Lightstone III	Ownership Interests
Presidential Realty Corp.	29%
David Lichtenstein (Managing Member)	71%

b.	Cash Distribution, Profit and Loss Allocations

The Companies shall continue to operate until dissolved per the operating agreements. The liability of each of the members is limited to the amount of capital contributed.

Distributions of proceeds shall be distributed to the members at the discretion of the Managing Member, subject to the terms and conditions of all indebtedness of the Companies; provided that cash flow shall be distributed not less than annually and capital proceeds shall be distributed not later than forty-five days from the closing of the transaction giving rise to such capital proceeds.

Distributions of cash flow shall be made to the members as follows:

(a)

First, to the Managing Member and its affiliate, Cedar Asset Management, LLC (or Harold Rubin), until the Managing Member and its affiliate (or Harold Rubin) have received an aggregate amount equal to an accrued return of 11% per annum (“Preferred Return”) on the Managing Member’s and affiliate’s unreturned capital contribution.

(b)	Then, to the members in accordance with their respective ownership interests.

Capital proceeds shall be distributed to the members as follows:

(a)

First, to the Managing Member and its affiliates, until the Managing Member and its affiliates have received an aggregate amount equal to an accrued return of 11% per annum on the Managing Member’s and its affiliates’ unreturned capital contribution.

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

1.	ORGANIZATION AND DESCRPTION OF BUSINESS (Continued)

b.	Cash Distribution, Profit and Loss Allocations (continued)

(b)	Then, to the Managing Member and its affiliates, until the Managing Member and its affiliates have received an aggregate amount equal the Managing Member’s and its affiliates’ capital contribution.

(c)	Then, to the members in accordance with their respective ownership interests.

c.	Allocation of Profits and Losses

For financial reporting purposes, income is allocated based upon the cash flow distribution formula above. Losses are allocated pro-rata based upon ownership interests.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Accounting

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

b.	Principles of Combination

The combined financial statements include the accounts of Lightstone and its wholly owned subsidiaries; Mount Berry Square Mall LLC, Bradley Square Mall LLC, West Manchester Mall LLC and Shenango Valley Mall LLC; PRC and its wholly owned subsidiary; Martinsburg Mall LLC; Lightstone II and its wholly owned subsidiaries; Shawnee Mall LLC and Brazos Outlet Mall LLC; Lightstone III and its wholly owned subsidiaries; Macon Mall LLC and Burlington Mall LLC. All material intercompany balances and transactions have been eliminated in combination. The financial statements were combined due to common ownership and control.

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c.	Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. They also affect reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of investments in real estate, valuation of receivables and the allocation of purchase price to acquired lease rights and obligations. Actual results could differ from those estimates.

d.	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Companies consider short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

The Companies maintain cash accounts at financial institutions, which are insured up to a maximum of $100,000. At various times during the year, balances exceeded the federally insured limit. Due to the stature and high credit quality of the financial institutions, such credit risk is considered to be minimal.

e.	Marketing

General marketing and advertising costs are expensed as incurred and were approximately $1,295 and $600 for 2006 and 2005, respectively.

f.	Revenue Recognition and Tenant Receivables

Base rental revenues from rental retail properties are recognized on a straight-line basis over the noncancelable terms of the related leases, which are all accounted for as operating leases. “Percentage rent” or rental revenue which is based upon a percentage of the sales recorded by the Companies’ tenants, is recognized in the period in which the tenants achieve their specified threshold per their lease agreements. These amounts are included in rental revenue in the accompanying financial statements.

Rental income is also recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, whereby the amortization of acquired favorable leases and acquired unfavorable leases is recognized as a reduction of or an addition to base rental income, respectively, over the terms of the respective leases. The net amount included in base rental income for the years ended December 31, 2006 and 2005 are as follows:

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.	Revenue Recognition and Tenant Receivables (continued)

	2006	2005
Martinsburg Mall	$(97)	$(169)
Bradley Square Mall	107	114
West Manchester Mall	704	476
Shenango Valley Mall	274	186
Mount Berry Square Mall	175	181
Shawnee Mall	126	54
Brazos Outlets Center	574	168
Burlington Mall	51	45
Macon Mall	(50)	12

	$1,864	$1,067

Reimbursements from tenants related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenue, based on a predetermined formula, in the period the applicable costs are incurred. Lease termination fees are recognized when the related leases are canceled, the tenant surrenders the space, and the Companies have no continuing obligation to provide services to such former tenants.

The Companies provide an allowance for doubtful accounts against the portion of tenant receivables which is estimated to be uncollectible. Management of the Companies reviews its allowance for doubtful accounts monthly. Balances that are past due over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered doubtful. Allowance for doubtful accounts as of December 31, 2006 and 2005 was approximately $ 1,043 and $450, respectively.

g.	Deferred Charges

Deferred leasing commissions, acquired in-place lease value, and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the term of the related loan using a method that approximates the effective-interest method.

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h.	Real Estate and Depreciation

Real estate is stated at historical cost less accumulated depreciation. The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 40 years. Tenant improvements are depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life. Equipment is depreciated on the straight-line basis over estimated useful lives of 5 to 7 years.

Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

i.	Impairment of Long-Lived Assets

Management assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate has occurred.

j.	Purchase Accounting for Acquisition of Interests in Real Estate Entities

Management allocated the purchase price of properties to tangible and identified intangible assets acquired based on its fair value in accordance with the provisions of SFAS No. 141, Business Combinations. The fair value of the tangible assets of an acquired property (which includes land, building, and improvements) was determined by valuing the properties as if vacant, and the “as-if-vacant” value was then allocated to land, building and improvements based on management’s determination of the relative fair values of these assets. Management determined the “as-if-vacant” fair value of properties using methods similar to those used by independent appraisers.

Factors considered by management in performing these analyses included an estimate of carrying costs to execute similar leases. In estimating carrying costs, management included real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimated costs to execute similar leases including leasing commissions, legal and other related costs.

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

j.	Purchase Accounting for Acquisition of Interests in Real Estate Entities
(Continued)

In allocating the fair value of the identified intangible assets and liabilities of acquired properties, above-market and below-market in-place lease values were recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in the acquired lease rights in the accompanying combined balance sheets) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligations in the accompanying combined balance sheets) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, was measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value was allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value because such value and its consequence to amortization expense is immaterial for these particular acquisitions. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Purchase accounting was applied, on a pro-rata basis, to the assets and liabilities related to the Properties. The results of operations of the Properties since acquisition are included in the accompanying combined statements of operations. The purchase price of the Properties, including closing costs, was as follows:

Lightstone	$84,089
PRC	27,247
Lightstone II	45,500
Lightstone III	167,006

$323,842

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

j.	Purchase Accounting for Acquisition of Interests in Real Estate Entities
(Continued)

The fair value of the real estate acquired was allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, if any, based in each case on their fair values.

The following are the amounts that were assigned to each major asset and liability caption at the acquisition date:

	Lightstone	PRC	Lightstone II	Lightstone III

Land	$10,641	$6,875	$7,086	$25,930
Buildings and tenant
improvements	70,378	16,546	35,797	132,946
Acquired lease rights (1)	2,426	1,843	1,851	4,588
Acquired lease obligations (1)	(6,069)	(781)	(2,052)	(2,737)
In-place lease values (1)	6,713	2,764	2,818	6,279

	$84,089	$27,247	$45,500	$167,006

(1)	These intangibles are being amortized over the remaining lease terms. The weighted average remaining lease terms are approximately 4.2 years.

k.	Income Taxes

The Companies are limited liability companies which elected to be treated as partnerships for income tax purposes and are, therefore, not subject to income taxes at the entity level. All income and losses pass through to the members and are reported by them individually for income tax purposes.

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

3.	ESCROW DEPOSITS

Escrow deposits include funds and other restricted deposits required in conjunction with the Companies’ loan agreements. Such amounts are to be used for specific purposes, such as the payment of real estate taxes, insurance and capital improvements.

4.	REAL ESTATE

At December 31, 2006 and 2005, real estate consists of the following:

	2006	2005

Land	$50,466	$50,532
Buildings and improvements	237,230	235,934
Tenant improvements	35,360	24,386

	323,056	310,852
Less accumulated depreciation	(18,698)	(8,765)

	$304,358	$302,087

The decrease of land and buildings and improvements in the amount of $415 were related to reduction of closing cost in Lightstone III.

5.	MORTGAGE AND OTHER NOTES PAYABLE

On June 8, 2006, Martinsburg Mall, LLC (“Martinsburg”), Shenango Valley Mall, LLC (“Shenango”), Mount Berry Square Mall, LLC (“Mt. Berry”), and Bradley Mall, LLC (“Bradley”) together borrowed $73,900 from CIBC Inc., at an interest rate of 5.93% per annum. The loan is payable interest only monthly for twenty three months and thereafter in equal monthly installment of $440 and is secured by the related real estate, assignment of leases, rent and security deposits. The loan matures in July 2016 with no prepayment option. The loan, however, may be defeased.

Management allocated the loan amount to the Properties as follows:

Martinsburg	$27,285
Bradley	12,615
Shenango	13,470
Mt. Berry	20,530

$73,900

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

5.	MORTGAGE AND OTHER NOTES PAYABLE (Continued)

On June 8, 2006, West Manchester, Mall LLC ( “West Manchester” ) borrowed $29,600 from CIBC Inc., at an interest rate of LIBOR plus 232 basis points ( approximately 7.45% per annum at December 31, 2006), subject to a minimum rate of 7.89% per annum. The loan is payable interest only monthly and is secured by its real estate, assignment of leases, rent and security deposits. The loan matures on June 8, 2008 and contains a prepayment penalty equal to .75% of the outstanding principal amount if repaid prior to maturity. The loan is guaranteed by Lightstone Holdings, LLC an affiliate of a member. The Companies are a party to an interest rate cap agreement which effectively caps the interest rate at 6.15% per annum. The agreement expires June 8, 2007. At December 31, 2006 and 2005, the cap had a notional value.

On June 8, 2006, Martinsburg, Shenango, Mount Berry, and Bradley borrowed $7,000 from CIBC Bank, at an interest rate of 12% per annum. Principal and interest on this loan is payable in equal monthly installment of $72 and is secured by the related real estate, assignment of leases, rent and security deposits of each property. The loan matures on July 1, 2016 with no prepayment option till three months prior to maturity date, however, the loan may be defeased.

At December 31, 2006 loan amount allocated to properties were as follows:

Martinsburg	$2,579
Bradley	1,189
Shenango	1,279
Mt. Berry	1,949

$6,996

On September 23, 2004, Lightstone, PRC and its subsidiaries borrowed $105,000 from Wachovia Bank, at an interest rate of LIBOR plus 360 basis points. The loan was payable interest only monthly. The loan was scheduled to mature in October 2006. This loan was repaid on June 8, 2006 with a 1% prepayment penalty from the proceeds received from the above loans.

On December 16, 2004, Lightstone II borrowed $39,500 from Wachovia at an interest rate of the greater of 8.8% per annum or the 30 day LIBOR plus 280 basis points (approximately 7.93% at December 31, 2006). This loan is payable interest only monthly and matured on January 9, 2007 with three one-year options with an extension fee of .125% of the outstanding principal. This loan is secured by the real estate, assignment of leases, rent and security deposits of Brazos Outlet Center LLC (“Brazos”) and Shawnee Mall LLC (“Shawnee”).

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

5.	MORTGAGE AND OTHER NOTES PAYABLE (Continued)

The Company extended the loan until January 2008.

Management allocated the loan amount to the properties as follows:

Brazos	$21,725
Shawnee	17,775

$39,500

On June 30, 2005, Lightstone III borrowed $141,200 (“Mortgage”) from Wachovia at an interest rate of 5.78% per annum. This loan is payable interest only monthly until July 11, 2006 and then installments of $827 as principal and interest until maturity on June 11, 2015. This loan is secured by the real estate, assignment of leases, rent and security deposits of Macon Mall LLC (“Macon”) and Burlington Mall LLC (“Burlington”). On June 30, 2005, Wachovia made an additional mezzanine loan (“Mezzanine”) in the amount of $17,650 under the same terms as the first mortgage. In 2006, $671 and $84 were repaid against Mortgage and Mezzanine loan, respectively.

Management allocate the mortgage and Mezzanine loans to the properties at acquisition as follows:

	First Mortgage	Mezzanine Loan

Macon	$114,203	$14,275
Burlington	26,997	3,375

	$141,200	$17,650

Mortgage and Mezzanine loans to the properties at December 31, 2006:

	First Mortgage	Mezzanine Loan

Macon	$113,659	$14,208
Burlington	26,870	3,359

	$140,529	$17,567

Future minimum annual principal payments due assuming no extension options are exercised, as of December 31, 2006, are as follows:

2007	$41,605
2008	32,284
2009	3,312
2010	3,512
2011	3,724
Thereafter	223,655

$308,092

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

6.	NOTES PAYABLE – RELATED PARTY

Lightstone borrowed $8,600 in 2004 from Presidential Realty Corp., a member of the Companies. The loan bears interest of 11% per annum, payable monthly. The entire loan payable is due in September 2014. The loan is secured by an assignment of the Companies’ ownership interest in its subsidiaries, subject to the first mortgage lien to CIBC Inc.

The loan has a prepayment penalty of 3% of principal. $959 was recorded as interest expense in each of 2006 and 2005.

PRC borrowed $2,600 in 2004 from David Lichtenstein and Cedar Asset Management, LLC, members of the Companies. The loans bear interest of 11% per annum, payable interest only monthly. The entire loan balances are due in September 2014. The loans are secured by an assignment of the Companies’ ownership interest in PRC’s subsidiary, subject to the first mortgage lien to CIBC Inc.

This loan has a prepayment penalty of 3% of principal. $290 was recorded as interest expense in each of 2006 and 2005.

Lightstone II borrowed $7,500 in 2004 from Presidential Realty Corp., a member of the Companies. This loan bears interest only at the rate of 11% per annum payable in monthly installments and matures on December 23, 2014. This loan is secured by interest in certain subsidiaries subject to the first mortgage lien to Wachovia Bank. Presidential Realty Corp funded an additional $335 in 2006 under the same terms.

This loan has a prepayment penalty of 3% of principal. Approximately $856 and $836 were recorded as interest expense in 2006 and 2005, respectively.

On June 30, 2005, Lightstone III borrowed $9,500 from Presidential Realty Corp., a member of the Companies. This loan bears interest only at a rate of 11% per annum payable monthly and matures on June 30, 2015. This loan is secured by membership interests in certain subsidiaries, subject to the first mortgage lien to Wachovia bank.

This loan has a prepayment penalty of 3% of principal. $1,060 and $523 were recorded as interest expense in 2006 and 2005, respectively.

A member of the Company advanced $1,947 in 2005 for working capital needs of certain properties. This amount was repaid with approximately $125,000 of interest expense in 2006. The member advanced $3,135 in 2006 for the same purpose. These amounts are included in Notes payable – related party on the accompanying Company combined balance sheets.

The net amount due to affiliates represents advances from affiliated entities and is due upon demand at interest rate of 11%.

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

7.	RENTALS UNDER OPERATING LEASES

The Companies’ receive rental income from the leasing of retail shopping center space under operating leases. The Companies recognize income from tenant operating leases on a straight-line basis over the respective lease terms and, accordingly, rental income in a given period will vary from actual contractual rental amounts due. Rental income recorded in 2006 and 2005 in excess of amounts contractually due was approximately $856 and $501, respectively.

The minimum annual future base rentals due under non-cancelable operating leases as of December 31, 2006, are approximately as follows:

2007	$27,852
2008	24,916
2009	21,029
2010	17,345
2011	12,216
Thereafter	29,042

$132,400

Minimum annual future rentals due do not include amounts which are payable by certain tenants based upon certain reimbursable operating expenses. The tenants include national and regional chains and local retailers and, consequently, the Companies’ credit risk is concentrated in the retail industry.

8.	COMMITMENT AND CONTINGENCIES

Shenango Valley Mall is subject to a ground lease. The Companies exercised the first 17 year ground lease option in 2005 which expires on December 31, 2021. The ground lease payment is based upon 10% of monthly gross revenues, as defined. The gross revenues, upon which the ground rent is computed, cannot be less than 75% of gross revenues of the previous year. Approximately $436 and $353 were expensed as ground rent for Shenango in 2006 and 2005, respectively.

A parcel of Macon Mall is under a ground lease that expires in 2071. The ground lease is subject to an annual rent payment of $54 throughout the remainder of its term. The Companies are responsible for all other costs including real estate taxes and utilities.

LIGHTSTONE MEMBER LLC

PRC MEMBER LLC

LIGHTSTONE MEMBER II LLC

LIGHTSTONE MEMBER III LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Dollar amounts in thousands)

9.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2006, the fair values of the Companies’ mortgage and other notes and mezzanine notes payable to related parties approximate the carrying values as the terms are similar to those currently available to the Companies for debt with similar risk and the same remaining maturities. The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due to affiliates, and accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments.